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                                                                       EXHIBIT 6

[DSPC LOGO]

                                                                October 20, 1999

To the Stockholders of DSP Communications, Inc.

     We are pleased to inform you that, on October 13, 1999, DSP Communications, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Intel Corporation ("Parent") and CWC Acquisition Corporation, Parent's direct, wholly owned subsidiary ("Purchaser"), pursuant to which Purchaser has today commenced a tender offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $.001 per share (the "Shares"), of the Company for $36.00 per Share in cash. Under the Merger Agreement and subject to the terms thereof, following the Offer, Purchaser will be merged with and into the Company (the "Merger") and all Shares not purchased in the Offer (other than Shares held by Parent, Purchaser or the Company, or Shares held by dissenting stockholders) will be converted into the right to receive $36.00 per Share in cash.

     YOUR BOARD OF DIRECTORS HAS (I) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER. THE BOARD RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion, dated October 13, 1999, of Merrill Lynch & Co., the Company's financial advisor, to the effect that, as of such date, the proposed cash consideration to be received by holders of the Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger was fair to such holders from a financial point of view.

     In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated October 20, 1999, of Purchaser, together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. We urge you to read the enclosed materials carefully.

                                          Sincerely,

                               /s/ DAVIDI GILO
                                          Davidi Gilo
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                            DSP COMMUNICATIONS, INC.
   20300 Stevens Creek Blvd., Cupertino, California 95014 Tel.(408) 777-2700
                   Fax.(408) 777-2770 Internet: www.dspc.com